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                                                                     EXHIBIT 5.1


December 9, 1997


Star Banc Corporation
425 Walnut Street
Cincinnati, Ohio 45202

Re: Registration Statement on Form S-4 Related to the Acquisition of Great Financial Corporation

Ladies and Gentlemen:

    I and other members of my staff have acted as counsel to Star Banc Corporation, an Ohio corporation (the "Corporation"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 9,170,288 shares of the Corporation's Common Stock and (the "Common Stock") to be issued by the Corporation in connection with the merger of Great Financial Corporation with and into the Corporation.

    In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that the Common Stock are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

    I hereby consent to be named in the Registration Statement and in the related joint proxy statement-prospectus contained therein as the attorney who passed upon the legality of the Securities, and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                             Very truly yours,



                             /s/ Jennie Carlson
                             ----------------------
                             JENNIE CARLSON
                             Senior Vice President
                             and General Counsel